MMA FINANCIAL, INC.
EMPLOYMENT AGREEMENT

Charles M. Pinckney

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 28th day of August 2007 by and between MMA Financial, Inc., a Maryland corporation (“Employer”) and Charles M. Pinckney (“Employee”).

WHEREAS, Employer and Employee desire to modify the current employment relationship to the terms set forth herein effective as of July 10, 2007 (the “Effective Date”); and

WHEREAS, this Agreement supersedes a previous agreement between Employer and Employee dated March 4, 2004 (the “Prior Agreement”) and there is a need for a new agreement because Employee is assuming the position of Chief Operating Officer and interim Chief Financial Officer of Employer as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1. Employment, Duties, Etc. Employer agrees to continue to employ Employee, and Employee agrees to continue to be employed by Employer, on the terms and conditions provided in this Agreement.

(a) Position(s), Duties and Responsibilities. Employee is engaged to serve as Employer’s Chief Operating Officer. Employee is also engaged to serve on an interim basis as Employer’s Chief Financial Officer until March 3, 2008 or such earlier date on which the parties mutually agree Employee’s service as interim Chief Financial Officer shall terminate. In his capacity as Chief Operating Officer, Employee shall report directly to the Chief Executive Officer of Municipal Mortgage & Equity, LLC, Employer’s parent company (the “Company”). In his capacity as interim Chief Financial Officer, the Employee shall report directly to the Company’s Chief Executive Officer. The Employee’s duties, powers and responsibilities shall be commensurate with those customarily associated with the chief operating officer of a corporation comparable to the Company, with Employee’s specific duties, powers and responsibilities set forth on the attached Exhibit A.

(b) Extent of Services. Employee agrees to devote Employee’s full time energy, attention and skill in performing his duties under this Agreement. Provided that such activity shall not violate any provision of this Agreement (including the noncompetition provisions of Section 8 below) or materially interfere with the performance of Employee’s duties hereunder, nothing herein shall prohibit Employee (1) from participating in any other business activities approved in advance by Employer in accordance with any terms and conditions of such approval, such approval not to be unreasonably withheld or delayed, (2) from engaging in charitable, civic, religious, fraternal or trade group activities, or (3) from investing in other entities or business ventures.

(c) Tampa Residence.

(i) The parties acknowledge that the Employee and his family make their principal residence in Tampa, Florida and that the Employee’s office from which he will render services under this Agreement is located in Tampa. Except for temporary service in Baltimore, Maryland as provided in this Agreement, the Employer may not require the Employee to locate his office and render services under this Agreement at any location more than 25 miles from downtown Tampa.

(ii) The Employee has agreed for a limited period of time, not to exceed eight months from the Effective Date, to provide services under this Agreement at the Employer’s offices in Baltimore, Maryland for between three-and-four days per week, the selection of specific days to be mutually agreeable to the Employee and the Employer’s Chief Executive Officer. Neither the Employee nor the Chief Executive Officer shall unreasonably withhold his agreement to the selection of days on which the Employee will provide services in Baltimore, Maryland. During the period of time the Employee is traveling to Baltimore to provide services hereunder, the Employer shall provide the Employee with an office in Baltimore and full staff support, both of which shall be in addition to the facilities and staff support provided for the Employee at his Tampa office. Employee shall also be permitted by the Company and the Employer to travel to and from New England to Baltimore to fulfill his obligations under this subsection, and need not travel to and from Tampa, Florida. All such travel and associated expenses shall be fully reimbursable by the Employer under Section 5 hereof.

2. Compensation. As compensation for performing the services required by this Agreement, and during the term of this Agreement, Employee shall be compensated as follows:

(a) Base Compensation. From the Effective Date through the Expiration date, Employer shall pay to Employee a salary (“Base Compensation”) of $450,000 per annum payable in accordance with the general policies and procedures of Employer, but in any event no less frequently than every two weeks, in substantially equal installments, subject to withholding for applicable federal, state and local taxes. Assuming that notice of termination has not been given under Section 7, each January 1st during the effectiveness of this Agreement, Employee’s Base Compensation shall increase (“minimum annual increase”) by an amount equal to 5% of the Base Compensation in effect on such date. The Compensation Committee of the Company’s Board of Directors, based on periodic reviews of Employee’s performance and the recommendation of the Chief Executive Officer, shall determine additional increases, if any, in Base compensation. The Employer may not reduce per annum Base Compensation below the sum of $450,000 plus the cumulative amount of all increases in Base Compensation during the term of this Agreement. As used elsewhere in this Agreement, the term “Base Compensation” means the sum of $450,000 plus all increases thereto. Termination of Employee’s service as interim Chief Financial Officer shall not be a basis for any reduction in Employee’s Base Compensation.

(b) Incentive Compensation.

In addition to Employee’s Base Compensation in effect from time to time, Employee shall be eligible to earn additional annual compensation (“Incentive Compensation”) in the amount of 300% (based on maximum performance) of Base Compensation in effect from time to time. The amount of the annual cash bonus will be based on Employee’s performance and Employer’s company-wide performance. The amount of the long-term incentive payment will be based on a formula weighted among achievement of strategic objectives, absolute total shareholder return (“TSR”) and any supplemental performance measures approved by the Board of Directors or the Compensation Committee of the Company for purposes of assessing management performance. Standards for evaluation of Employee’s performance and the nature and amount of Incentive Compensation awards will be on bases and criteria comparable to and no less favorable to Employee than those applied to the Chief Executive Officer and other executive officers of the Company, having due regard for the differences in duties among the executive officers.

Incentive Compensation may, at the election of Employer, take the form of cash or equity or equity-based awards in the Company. To the extent Employee’s Incentive Compensation consists of such equity awards, such awards may be granted under Employer’s employee share incentive plans as in effect from time to time, and may be subject to the approval of the Company’s Compensation Committee. Employee understands and agrees that the equity component of Incentive Compensation may be awarded on a deferred and/or restricted basis and may vest and be issued over time in up to four equal installments, with the first payable at or about the time of the award and the remainder on each of the next three anniversaries of the award. Incentive Compensation for any given calendar year shall be determined no later than 60 days after the last day of Employer’s calendar year and paid on March 5 of the following calendar year. In the case of awards with delayed vesting, each installment shall be paid within thirty days of the vesting date. Incentive Compensation shall be pro-rated for any partial calendar years except for the calendar year in which the Effective Date falls, in which year Incentive Compensation shall not be reduced by pro ration. Other than as specifically set forth herein, if this Agreement is terminated for any reason during any fiscal year for which Employee is eligible for Incentive Compensation, no Incentive Compensation shall be payable to Employee for that calendar year.

3. Employee Benefits. During the Term (as defined in Section 6), Employee and Employee’s eligible dependents shall have the right to participate to the same extent as other senior officers in any retirement, pension, insurance, health or other benefit plan or program adopted by Employer (or in which Employer participates) subject, in the case of a plan or program (other than any severance plan), to all of the terms and conditions thereof, and to any limitations imposed by law. To the extent that Employee has similar benefits under a plan or program established by any other entity, Employee shall nonetheless have the right to the benefits provided by Employer’s plan or program; provided, however, that where by the terms of any plan or program, or under applicable law, Employee may only participate in one such plan or program, Employee shall have the option to limit participation to the plan or program sponsored by Employer, or to such other plan or program. Employee shall have the right, to the extent permitted under any applicable law, to participate concurrently in plans or programs sponsored by others (including self-employment plans or programs) and in plans or programs sponsored by Employer.

4. Vacation, Sickness and Leaves of Absence.

(a) Vacation and Sick Leave. Employee shall be entitled to five (5) weeks paid vacation during each fiscal year. Employee shall provide Employer with reasonable notice of anticipated vacation dates. Employee shall be entitled to such sick leave, with pay, as Employer provides to other similarly situated senior officers of the Company.

(b) Carry-Forward/Pay Out of Vacation and Sick Leave. Vacation or sick days that are not taken in a given fiscal year may be carried over to the next fiscal year; provided, however, that no more than a total of ten vacation days and ten sick days may be carried forward. In the event of the expiration of the Term or the termination of this Agreement for any reason, Employer agrees to compensate Employee for all unused vacation and sick days carried forward, plus all unused vacation and sick days for the year of expiration or termination (assuming proportionate accrual of such vacation and sick days during such year), such compensation not to exceed, however, a total of ten vacation days and ten sick days.

(c) Leaves of Absence. Employee may also be granted leaves of absence with or without pay for such valid and legitimate reasons as the Board of Directors of the Company, in its reasonable discretion, may determine.

5. Expenses. Employee shall be entitled to receive, within a reasonable period of time after Employee has delivered to Employer an itemized statement thereof, and after presentation of such invoices or similar records as Employer may reasonably require, reimbursement for all necessary and reasonable expenses incurred by Employee in connection with the performance of the duties described in Section 1 hereof. To the extent necessary to avoid characterizing any reimbursement to Employee as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements shall be submitted no later than March 1 following the close of the calendar year in which the expense was incurred by Employee and paid on or before March 15th following the close of such calendar year. Amounts which are not submitted within the required timeframe shall not be eligible for reimbursement hereunder.

6. Term. The term of this Agreement shall commence on the Effective Date and end on July 9, 2010. Unless otherwise superseded, this Agreement shall automatically renew for successive one-year periods after the end of the Term, unless at least ninety (90) days prior to the commencement of any such extension period either party shall give the other party written notice of its intention to terminate this Agreement. This Agreement may also be terminated at the times and under the circumstances set forth in section 7 below. The term of this Agreement in effect at any given time is herein referred to as the “Term,” and the last day of the then current Term is referred to herein as the Expiration Date. Any termination of this Agreement shall be subject to Section 8 below.

7. Termination and Termination Benefits.

(a) Termination by Employer.

(i) With Cause. Employer may terminate this Agreement for Cause (defined below) upon ten days prior written notice to Employee. In the event that Employer terminates this Agreement pursuant to this Section 7(a)(i), Employee shall be entitled to receive the Base Compensation and the benefits to which Employee is entitled under this Agreement through the Termination Date (defined in Section 7(f) below), payable within 30 days of the Termination Date. As used in this Agreement, “Cause” shall mean (A) acts or omissions by Employee with respect to Employer which constitute intentional misconduct or a knowing violation of law; (B) receipt by Employee of money, property or services from Employer or from another person dealing with Employer in violation of law or this Agreement, (C) breach by Employee of the provisions of Section 8 below, (D) breach by Employee of the duty of loyalty to Employer, (E) repeated failure by Employee to perform the duties assigned pursuant to Section 1 hereof, which failure has continued for a period of 30 days following delivery of written notice from Employer specifying in reasonable detail the nature of such failure without Employee taking such actions as in the opinion of the Company are reasonably likely to remedy such failure; provided that such cure period shall be available to Employee on only two occasions, (F) violation of Employer’s policies with respect to alcohol or drug use or abuse, or (G) Employee pleaded guilty or no contest to or is convicted of any criminal offense (other than traffic violations). The parties agree that Employee’s failure to achieve objective performance goals or similar criteria shall not, in and of itself, be deemed to constitute a failure to substantially perform the duties assigned to Employee.

(ii) Without Cause. Employer may terminate this Agreement without Cause upon 90 days prior written notice to Employee. In the event that Employer terminates this Agreement pursuant to this Section 7(a)(ii) or Employer terminates Employee’s employment upon expiration of the Term following Employer’s failure to renew the Term of this Agreement at any point pursuant to Section 6 hereof, Employee shall be entitled to receive (x) Employee’s Base Compensation and the benefits to which Employee is entitled under this Agreement through the Termination Date (as defined in Section 7(f)), plus (y) the Proportionate Share (as defined in Section 7(f)) of Employee’s Incentive Compensation, plus (z) severance payments in an aggregate amount of twenty four (24) months’ Base Compensation; provided, however, that in the event of a termination without Cause or due to the Employer’s terminating Employee’s employment upon expiration of the Term following Employer’s failure, without Cause, to renew the Term within three (3) months preceding a Change in Control, or at any time following a Change in Control, in lieu of the amounts described in clauses (y) and (z), Employee shall be entitled to a severance payment equal to the total amount of Base Compensation and the total maximum value of Incentive Compensation that Employee would have been eligible to earn through the remainder of the Term had Employee’s employment not terminated but rather continued until the Expiration Date.

(iii) Disability. If a Disability (defined below) prevents the Employee from performing the duties assigned to Employee under Section 1 hereof, Employer may terminate this Agreement upon 30 days prior written notice to Employee. In the event that Employer terminates Employee pursuant this Section 7(a)(iii), Employee shall be entitled to receive (x) Employee’s Base Compensation and the benefits to which Employee is entitled under this Agreement through the Termination Date, plus (y) the Proportionate Share (as defined in Section 7(e)) of Employee’s Incentive Compensation, plus (z) severance payments in an aggregate amount equal to the greater of (A) twelve (12) months’ Base Compensation and (B) the Base Compensation that Employee would have received from the Termination Date through the Expiration Date. Nothing in this Section 7(a)(iii) shall be construed to limit Employee’s rights under or vary the terms of any disability insurance policy provided by Employer in any manner adverse to Employee. Employee shall be considered to have a “Disability” if Employee is unable to perform the duties assigned to Employee under Section 1 hereof due to illness, physical or mental disability or other incapacity for a total of 120 or more business days during any twelve-month period.

(b) Termination by Employee. Employee may terminate this Agreement for Good Reason (defined below) upon 30 days prior written notice to Employer. In the event that Employee terminates this Agreement pursuant to this Section 7(b), Employee shall be entitled to receive (x) Employee’s Base Compensation and the benefits to which Employee is entitled under this Agreement through the Termination Date, plus (y) the Proportionate Share (as defined in Section 7(f)) of Employee’s Incentive Compensation, plus (z) severance payments in an aggregate amount of twenty four (24) months’ Base Compensation; provided, however, that if Employee terminates his employment for Good Reason within the three (3) months preceding a Change in Control or at any time following a Change in Control, in lieu of the amounts described in clauses (y) and (z), Employee shall be entitled to a severance payment equal to the total amount of Base Compensation and the total maximum value of Incentive Compensation that Employee would have been eligible to earn through the remainder of the Term had Employee’s employment not terminated but rather continued until the Expiration Date . As used in this Agreement, “Good Reason” shall mean (i) the reduction by Employer of Employee’s Base Compensation without Employee’s consent, (ii) the failure by the Company or Employer to provide in any material respect any of the payments, benefits or conditions of employment to which Employee is entitled under this Agreement or the establishment by Employer of any material impediment to Employee’s opportunity to earn Incentive Compensation; (iii) a material reduction or alteration in Employee’s authority, title, duties or responsibilities as provided in Section 1 (and Exhibit A) by the Company or Employer, without Employee’s consent; provided that Employee shall be deemed to have consented to such reduction or alteration if Employee does not object to such reduction or alteration in writing within 60 days of the implementation of such reduction or alteration, (iv) a situation where the Company or Employer, through a formal assignment of duties or otherwise, requires Employee to take any act which would be a violation of federal, state or local law or the Company’s Charter or bylaws, (v) any requirement that Employee relocate his office more than 25 miles from downtown Tampa, (vi) failure by the Employer, following a Change in Control, to (A) set in writing, at the outset of any given period, reasonably achievable individual (as opposed to Company wide) performance goals that are consistent with Employee’s position and authority and which, if achieved, would entitle Employee to receive in cash an amount of Incentive Compensation for such period equal to at least 70% of the maximum amount of Incentive Compensation that Employee would be eligible to earn in such period under Section 2(b), or (B) to pay such amount to Employee if the goals are achieved, or more (up to 100%) in the event of superior performance by Employee as measured against such goals, or (vii) Employer gives Employee timely notice of nonrenewal of this Agreement and Employer and Employee do not execute a new employment agreement; provided, however, Employee must exercise his rights under this clause (vii) on or before the Expiration Date. With respect to clause (vi), it shall not constitute Good Reason for Employer to pay Employee less than the 70% target if Employer has complied with clause (vi)(A) and Employee’s performance has been below expectations as measured against the written goals. In the event of a dispute as to the level of Employee’s performance (whether at, below, or above expectations), either party may by written notice to the other given within 30 days after the determination of Employee’s Incentive Compensation for any given period, submit the dispute to binding arbitration before a single mutually agreed arbitrator having at least ten years experience in the management of a financial services business (or such other relevant experience as the parties may mutually agree).

(c) Death Benefit. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Employee’s death. In such event, Employee’s estate or such other beneficiary as employee shall provide in writing shall be entitled to receive an amount equal to twenty four (24) months’ Base Compensation (the “Death Benefit”) payable in accordance with Employer’s usual payroll practices, except that if Employer receives any insurance proceeds with respect to the Employee’s death, an amount equal to the lesser of such proceeds or any unpaid Death Benefit shall be paid to Employee’s estate in a lump sum within five (5) business days of receipt by Employer.

(d) Severance Payments. Except as otherwise expressly provided for herein, severance payments owing to the Employee under this Section 7 shall be payable in a lump sum severance payment to Employee on the Termination Date; provided, that any such severance payments shall be delayed in the event that Employee is a Specified Employee and such payments constitute Deferred Compensation to the extent necessary to comply with the requirements of Section 409A of the Code for compliant Deferred Compensation and avoid the imposition of excise tax thereunder.

(e) Vesting of Deferred Awards. In the event of a termination under Section 7(a)(ii) (Without Cause), 7(a)(iii) (Disability), 7(b) (Good Reason), or 7(c) (Death), or in the event this Agreement shall expire on the Expiration Date, without renewal, within the three (3) months preceding a Change in Control or within the Term of this Agreement following a Change in Control, Employee shall become fully vested in any and all outstanding deferred share awards, options, or other compensation previously awarded to Employee but not yet vested at the time of such termination. Awards which become vested under this paragraph shall be paid to Employee within thirty days of the Termination Date, but only to the extent that making such payments would not result in the imposition of excise tax on such payments under Section 409A of the Code. In the event that accelerating such payment would result in the imposition of excise tax on the payments under Section 409A of the Code, the payments will be delayed until the earliest time (which time may be the originally scheduled date of payment) at which payment would be permissible under Section 409A of the Code without resulting in the imposition of excise tax thereunder.

(f) Certain Definitions

(i) “Proportionate Share” shall mean the dollar amount of Employee’s Incentive Compensation (determined in good faith in accordance with Employer’s usual and customary practices) that would have been payable for the year in which the Termination Date occurs multiplied by a fraction, the numerator of which shall be the number of days elapsed, as of the Termination Date, in the year of termination, and the denominator of which shall be 365. Proportionate Share amounts shall be payable as and when provided in Section 2(b)(ii).

(ii) “Termination Date” shall mean the effective date of termination of Employee’s employment as specified in the written notice described in this Section 7.

(iii) Change in Control” means:

(A) Any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as Amended (the “Act), or Persons acting in concert (other than the Company, a subsidiary, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company), is or becomes the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

(B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Company’s Board of Directors (the “Board) and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A) or (C) of this Section 7(f)(iii)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(C) the shareholders of the Company approve a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse share split of any class of voting securities of the Company, or the consummation of any such transaction if shareholder approval is not obtained, other than any such transaction which would result in at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least fifty percent (50%) of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction, with the relative voting power of each such continuing holder compared to the voting power of each such continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this paragraph (C), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such fifty percent (50%) threshold (or to substantially preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company or such surviving entity or of any subsidiary of the Company or such surviving entity;

(D) the shareholders of the Company approve a sale of all or substantially all of the assets of the Company; or

(E) the Company ceases to own directly or indirectly a majority of the voting interests in the Employer; or there is an assignment of this Agreement in connection with a sale of all or substantially all of the assets of Employer.

Notwithstanding anything herein to the contrary, it shall not be a Change in Control if following a transaction or series of related transactions described in Section 7(f)(iii), twenty-five percent (25%) or more of the Company’s then outstanding voting securities are beneficially owned by a group (as defined in Section 13(d)(3) of the Act) which group includes Employee and Persons who were members of the Company’s Section 16 reporting group immediately prior thereto.

(iv) “Deferred Compensation” means any amount that is deemed to be deferred compensation under (and subject to) Section 409A of the Code and the regulations promulgated thereunder.

(v) “Specified Employee” has the meaning given to such term by Section 409A of the Code and the regulations promulgated thereunder.

8. Covenant Not to Compete.

(a) Noncompetition.

(i) Except as provided below, from and after the Effective Date and continuing until the date that is twelve (12) months following Employee’s last day of employment, Employee shall not without the prior written consent of Employer become employed by, or undertake to work for, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, shareholder, associate or consultant of or to, any person, partnership, corporation or other business entity which is a Major Competitor of Employer. As used herein, (x) “Major Competitor” shall mean Centerline and its Affiliates, and any other person or entity whose primary business lines include business lines in which the Company or its subsidiaries are engaged, and (y) “Affiliate” shall mean any person or entity controlled by or under common control with any other person or entity, whether by the ownership of, or the right to control the voting of, voting securities, by contract, or otherwise. Notwithstanding the foregoing, if Employer terminates Employee’s employment pursuant to Section 7(a)(ii) of this Agreement, or Employee resigns pursuant to Section 7(b) (i)-(vi), or if Employee resigns pursuant to Section 7(b)(vii) within the three (3) months preceding, or at any time following, a Change in Control, this Section 8(a)(i) shall not apply.

(ii) From and after the Effective date and continuing until the date that is twenty-four (24) months following Employee’s last day of employment, Employee shall not (w) solicit any employee of Employer to change employment; (x) solicit any client, customer or investor of Employer or any of its subsidiaries which closed (in any capacity) a transaction with Employer or any of its subsidiaries during the last twenty-four (24) months of Employee’s employment; (y) disclose proprietary or confidential information of Employer or its subsidiaries, including without limitation, tax structures and solutions, deal structures, pricing, customer or client lists or information, revenues, expenses, or other similar information; or (z) knowingly or intentionally disparage the Company, its products, partners, officers, directors, employees, affiliates subsidiaries or agents in a manner that Employee could reasonably anticipate would have a direct, materially adverse effect on the Company (in consideration for which the Company covenants and agrees that it, through a director, officer, or employee, will not intentionally or knowingly take any action that would cause Employee embarrassment, humiliation, or otherwise directly contribute to him being held in disrepute by the public, or his past, current, or prospective clients, customers, employees, employers, or vendors). For purposes of the foregoing restrictive covenant, “confidential information” does not include information which in accordance with applicable law (a) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement, (b) was available on a nonconfidential basis prior to its disclosure, (c) becomes available on a nonconfidential basis from a person other than Employee or (d) was independently and lawfully developed by Employee or a third party. The foregoing nonsolicitation covenant shall not prohibit (x) Employee’s new employer from making employment advertisements in newspapers, on the Internet or using other similar mass media general advertising solicitations or (y) Employee or his new employer from soliciting persons whose employment with Employer was terminated by Employer. The parties intend for the covenants and agreements of this paragraph and Employer’s obligation to provide benefits under this Agreement that become vested or payable before or upon expiration of this Agreement to survive the expiration of this Agreement.

(b) Reasonable Restrictions. Employee acknowledges that the restrictions of Section 8(a) above are reasonable, fair and equitable in scope, term and duration, are necessary to protect the legitimate business interests of Employer, and are a material inducement to Employer to enter into this Agreement. Employer and Employee both agree that in the event a court shall determine any portion of the restrictions in Section 8(a) are not reasonable, the court may change such restrictions, including without limitation the geographical restrictions and the duration restrictions, to reflect a restriction which the court will enforce as reasonable.

(c) Specific Performance. Employee acknowledges that the obligations undertaken by him/her pursuant to this Agreement are unique and that if Employee shall fail to abide by any of the restrictions set forth in Section 8(a), Employer will suffer harm for which there is no adequate remedy at law. Employee therefore confirms that Employer shall have the right, in the event of a violation of Section 8(a), to injunctive relief to enforce the terms of this Section 8 in addition to any other remedies available at law or in equity.

9. Indemnification. The Company and Employer jointly and severally hereby agree to defend, indemnify and hold Employee harmless, to the maximum extent allowed by law, from any and all liability for acts or omissions of Employee performed in any capacity in the course of Employee’s employment (or reasonably believed by Employee to be within the scope of his/her employment), or at the request of Employer or the Company; provided that such acts or omissions do not constitute (a) criminal conduct, (b) willful misconduct, or (c) fraud. Such indemnity shall include any and all cost, expense and damages incurred by reason of Employee being made a party to or being a witness or otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative. Employer shall promptly pay as incurred all Employee’s expenses (including the reasonable fees and expenses of counsel of Employee’s choosing) incurred in any matter as to which Employee is entitled to be indemnified under this Agreement or otherwise and neither Employer nor the Company shall amend, alter or rescind the indemnification provisions of the Company and Employer’s articles of incorporation or bylaws that would have the direct or indirect effect of diminishing or reducing the potential or actual protection or benefits.So long as the Company or Employer maintains any policy of directors and officers’ liability insurance (or any similar or successor policy), for a period of three years after the termination of Employee’s employment, the Company and Employer shall include Employee as a named insured on each such policy with coverage and benefits no less favorable than those provided to then current senior officers and directors. Employer shall at all times during the Term of this Agreement carry Director and Officer liability insurance in commercially reasonable amounts but in any event not less than ten million dollars ($10,000,000).

10. Miscellaneous.

(a) Complete Agreement. This Agreement constitutes the entire agreement among the parties with respect to the matters set forth herein and supersedes all prior understandings and agreements between the parties as to such matters. No amendments or modifications shall be binding unless set forth in writing and signed by both parties.

(b) Successors and Assigns. Neither party may assign its rights or interest under this Agreement without the prior written consent of the other party, except that Employer’s interest in this Agreement may be assigned to a successor by operation of law or to a purchaser purchasing substantially all of Employer’s business, and Employee’s benefits under this Agreement may be assigned by operation of law to Employee’s heirs, devisees and personal representatives. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective permitted successors and assigns.

(c) Severability. Each provision of this Agreement is severable, such that if any part of this Agreement shall be deemed invalid or unenforceable, the balance of this Agreement shall be enforced so as to give effect as to the intent of the parties.

(d) Representations. Employer represents and warrants to Employee that it has the requisite corporate power to enter into this Agreement and perform the terms hereof and that the execution, delivery and performance of this Agreement have been duly authorized by all appropriate company action. Employee represents that Employee is not a party to any agreement that would be violated by this Agreement or by Employee continuing employment with Employer as provided herein.

(e) Construction and Venue. This Agreement shall be governed in all respects by the internal laws of the State of Maryland (excluding reference to principles of conflicts of law). As used herein, the singular shall include the plural, the plural shall include the singular, and the use of any pronoun shall be construed to refer to the masculine, feminine or neuter, all as the context may require. The parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in and state or federal court within the State of Maryland and in the Circuit Court of the Thirteenth Judicial Circuit of the State of Florida in and for Hillsborough County or the United States District Court for the Middle District of Florida, Tampa Division. The parties agree that such jurisdiction and venue are intended to be exclusive and that jurisdiction shall not properly lie in any other jurisdiction. The parties agree that they will not object that any action commenced in the foregoing jurisdictions is commenced in a forum non-conveniens.

(f) Legal Fees and Expenses. The Company shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence, counsel and tax advisors) incurred by Employee as a result of or in connection with (i) the negotiation of this Agreement (in an amount not to exceed $8500) (ii) Employee contesting any termination by Employer of Employee’s employment occurring within the three (3) months preceding a Change in Control or within the Term of this Contract following a Change in Control, (iii) Employee seeking to obtain or enforce any right or benefit provided by this Agreement (including any such fees and expenses incurred in connection therewith) or by any other plan or arrangement maintained by the Company under which Employee is or may be entitled to receive benefits, but only if an arbitrator, court or other tribunal of competent jurisdiction shall find in Employee’s favor in a final, unappealable decision with respect to such right or benefit.

(g) No Duty to Mitigate. Employee shall be under no duty to mitigate any loss of income as result of the termination of his employment hereunder and any payments due Employee upon termination of employment shall not be reduced in respect of any other employment compensation received by Employee following such termination.

(h) Compliance with Section 409A. To the extent that Section 409A of the Code applies to any election or payment required under this Agreement, such payment or election shall be made in conformance with the provisions of Section 409A of the Code.

(i) Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed given on the date sent if delivered by hand or by facsimile (with electronic confirmation of delivery), and on the next business day if sent by overnight courier or by United States mail, postage prepaid, to each party at the following address (or at such other address as a party may specify by notice under this section):

If to Employer:

MMA Financial, Inc.
621 East Pratt Street
Suite 300
Baltimore, Maryland 21202
Facsimile: (410) 727-5387
Attention: Chief Executive Officer

If to Employee:

Charles M. Pinckney

825 South Orleans Avenue

Tampa, Florida 33606

Home: (813) 258-6247

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date and year first above written.

EMPLOYER:

MMA FINANCIAL, INC.

By: /s/ Michael L. Falcone
Name: Michael L. Falcone
Title: CEO & President

COMPANY:

MUNICIPAL MORTGAGE & EQUITY, LLC

By: /s/ Michael L. Falcone
Name: Michael L. Falcone
Title: CEO & President

EMPLOYEE:

/s/ Charles M. Pinckney
Charles M. Pinckney

Exhibit A

Job Description

TITLE: Chief Operating Officer and Interim Chief Financial Officer

DUTIES AND RESPONSIBILITIES:

Chief Operating Officer:

In addition to his general duties, powers and responsibilities as Chief Operating Officer, and without in any way intending to diminish the Employee’s duties, powers and responsibilities inherent in the position of Chief Operating Officer, as Chief Operating Officer the Employee’s duties, responsibilities and authority shall include but not be limited to (1) having day to day operational and supervisory authority over the business units of the Company and its subsidiaries and affiliates, with the head of each such operating unit (currently the Company’s MMA Financial, MMA Realty Capital and MMA Renewable Ventures units) reporting directly to the Chief Operating Officer; (2) having access to and attending all meetings of the Board of Directors of the Company and the Employer and receiving the same documents and other communications that are provided to such directors (other than executive sessions and documents and communications reserved for executive sessions, which shall be at the discretion of the Board); (3) with and at the direction of the Chief Executive Officer and the Board of Directors, setting the strategic direction and goals of the Company’s business units, and together with all executive officers, at the direction of the Chief Executive Officer and the Board of Directors, helping to determine the strategic direction and annual planning for the Company, (4) hiring, terminating and setting compensation, incentive compensation and other terms of employment, in consultation with the Chief Executive Officer, the Director of Human Relations and the Compensation Committee, for all of the employees of the business units whose heads report to the Chief Operating Officer and consulting as needed with respect to other employees (subject, however, to the specific provisions of bonus and incentive plans and performance metrics adopted by the Company), and (5) retaining, in consultation with the Chief Executive Officer, Chief Financial Officer, and/or the General Counsel, as appropriate, consultants, professionals and other independent contractors for the Company’s business (other than the Company’s independent certified pubic accountants and the Company’s general counsel).

Chief Financial Officer:

In addition to his general duties, powers and responsibilities as interim Chief Financial Officer, and without in any way intending to diminish the Employee’s duties, powers and responsibilities inherent in the position of interim Chief Financial Officer, as Chief Financial Officer the Employee’s duties, responsibilities and authority shall include but not be limited to (1) coordinating in a leadership role completion of the currently ongoing financial statement restatement; (2) coordinating in a leadership role efforts to improve operations and organizational risk management and financial and internal control environment of the company process; and (3) attending all meetings of the Audit Committee of the Company’s Board of Directors (other than executive sessions, which shall be at the discretion of the Committee); and (4) retaining consultants, professionals and other independent contractors for the Company’s business (other than the Company’s independent certified pubic accountants and the Company’s general counsel) including but not limited to advising the Chief Financial Officer in his official capacity.